Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Eldorado Artesian Springs, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-53307) on Form S-8 of Eldorado Artesian Springs, Inc. of our report dated June 26, 2008, with respect to the balance sheets of Eldorado Artesian Springs, Inc. as of March 31, 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2008 and 2007 which report appears in the March 31, 2008 annual report on Form 10-KSB of Eldorado Artesian Springs, Inc.
Ehrhardt Keefe Steiner & Hottman PC
June 27, 2008